Exhibit 10.28
Execution Version
AMENDED AND RESTATED SEVERANCE AGREEMENT
     THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”), dated December 18, 2008 is entered into between Zix Corporation, a Texas corporation, with its principal executive offices in Dallas, Texas (the “Company”), and Ronald A. Woessner, an individual currently residing in Plano, Texas, who is currently employed as Senior Vice President and General Counsel of the Company (“Employee”) and hereby amends and restates that certain severance agreement, dated February 25, 2002 between the parties.
Recitals
     A. The Company and Employee have entered into a Severance Agreement, dated November 4, 1996, and subsequent successors thereto (the “Severance Agreements”).
     B. The Company and Employee desire to enter into this Severance Agreement, which will replace the Severance Agreements.
     C. In consideration of the Company’s agreements herein, Employee is willing to continue working for the Company or an Affiliate, as applicable, on an “at-will” basis.
Terms and Conditions
     In consideration of the recitals and the agreements herein and other good and valuable consideration, the parties agree as follows:
1. Definitions.
     1.1 An “Acquiring Person” shall mean any person (including any “person” as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that, together with all Affiliates and Associates of such person, is the beneficial owner of 10% or more of the outstanding Common Stock. The term “Acquiring Person” shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or subsidiary of the Company, or any person to the extent such person is holding Common Stock for or pursuant to the terms of any such plan. For the purposes of this Agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of 10% or more of the Common Stock at any time after November 4, 1996 shall continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of 10% or more of the outstanding Common Stock.
     1.2 “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act in effect on the date of this Agreement.
     1.3 The Company and its Affiliates shall have “Cause” to terminate Employee’s employment upon (1) the intentional and continued failure by Employee to substantially perform

Employee’s employment duties such intentional actions involving willful and deliberate malfeasance or gross negligence in the performance of Employee’s duties (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company or an Affiliate, as applicable, that specifically identifies the manner (such demand not to be unreasonable) in which the Company or the Affiliate, as applicable, believes Employee has not substantially performed Employee’s duties; or (2) the willful engaging by Employee in misconduct that is materially injurious to the Company or employing Affiliate, as applicable; or (3) the conviction of Employee of any felony or crime of moral turpitude that is injurious to the Company; or (4) Employee attains the mandatory retirement age specified in any applicable retirement plan of the Company or any successor-in-interest (but for purposes of this clause (4), any such mandatory retirement age shall not be less than age 65). For purposes of this definition no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company or the applicable Affiliate(s), or both, as applicable. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without the following procedures having been adhered to: (a) reasonable written notice to Employee, setting forth the reasons for the Company’s or the Affiliate’s intention to terminate for Cause; (b) an opportunity for Employee, together with Employee’s counsel, to be heard before the Zix Corporation Board of Directors; and (c) delivery to Employee of a written Notice of Termination finding that, in the good faith opinion of the Zix Corporation Board of Directors, Employee was guilty of conduct set forth above in clause (1), (2) or (3) above, and specifying the particulars thereof in detail.
     1.4 “Change in Control” shall mean the occurrence of any of the following events:
     (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, other than an Affiliate, and as a result of such merger, consolidation or reorganization less than 51% of the combined voting power to elect each class of directors of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is owned, directly or indirectly, in the aggregate by persons who were shareholders, directly or indirectly, of the Company immediately prior to such merger, consolidation, or reorganization;
     (ii) The Company sells all or substantially all of its assets to any other corporation or other legal person, other than an Affiliate, and as a result of such sale less than 51% of the combined voting power to elect each class of directors of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is owned, directly or indirectly, in the aggregate by persons who were shareholders, directly or indirectly, of the Company immediately prior to such sale;
     (iii) Any Acquiring Person has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which when added to any securities already owned by such person would represent in the aggregate 35% or more of the then outstanding securities of the Company which are entitled to vote to elect any class of directors;

     (iv) If at any time, the Continuing Directors then serving on the Board of Directors of the Company cease for any reason to constitute at least a majority thereof;
     (v) Any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act; or
     (vi) Such other events that cause a change in control of the Company, as determined by the Zix Corporation Board of Directors in its sole discretion.
     1.5 “Change in Control Payment” shall mean two times the higher of (i) Employee’s annual base salary in effect on the date of the Change in Control or (ii) Employee’s highest annual base salary during the term of Employee’s employment with the Company.
     1.6 A “Continuing Director” shall mean a director of the Company who (i) is not an Acquiring Person or an Affiliate or Associate thereof, or a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (ii) was either a member of the Board of Directors of the Company on the date of this Agreement or subsequently became a director of the Company and whose initial election or initial nomination for election by the Company’s shareholders was approved by a majority of the Continuing Directors then on the Board of Directors of the Company.
     1.7 “Disability” shall mean that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     1.8 “Good Reason” shall mean the occurrence of any of the following events:
     (a) any material diminution in Employee’s duties that has not been cured within thirty days after notice of such noncompliance has been given (within 30 days of the alleged material diminution) by Employee to the Company or the employing Affiliate, as applicable. A change in title or duties will not be considered to be a “material diminution” in duties if, after such change, Employee is an officer of the Company; Employee’s reporting relationship does not change or Employee reports to the Company’s Chief Executive Officer or Chief Operating Officer; and a substantial portion of Employee’s duties are in Employee’s field of professional training or experience.
     (b) a reduction of more than 10% in Employee’s base salary (with the 10% being cumulative over the term of Employee’s employment), but any percentage reduction that is actually made is made against the Employee’s then current base salary).
EXAMPLE: assume Employee’s base salary is $100,000. The Company or Affiliate, as applicable, is permitted to reduce Employee’s base salary by up to 10% ($10,000) without giving Employee “Good Reason” to terminate employment. Any further salary reductions would constitute “Good Reason” to terminate employment.
     (c) any purported termination for Cause of Employee’s employment that is not effected pursuant to the procedural requirements of Subsection 1.3.
     (d) the location of Employee’s place of employment is moved more than 50 miles from its current location.
     1.9 “Notice of Termination” shall mean a notice that indicates the specific reasons for termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.
     1.10 “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, an incorporated organization or a government or political subdivision thereof.
     1.11 “Severance Payment” shall mean an amount equal to 150% of Employee’s highest annual base salary during the term of Employee’s employment with the Company; provided that, if the event giving rise to the Severance Payment occurs on or before the 180th day following a Change in Control (with the day immediately following the day of the occurrence of the Change in Control being day “1”), then the amount of the Severance Payment shall be the greater of (i) the amount provided for in this sentence or (ii) the amount provided for in Section 3 (as if Employee had resigned from employment pursuant to Section 3).
2. Severance Payment. From and after the date hereof, upon the occurrence of any of the following events the Company will pay to Employee the Severance Payment (in accordance with Section 4) and Employee’s options to acquire the Company’s stock shall become vested in full (regardless of whether the options were granted before or are granted after the date of this Agreement):
(a)	Employee’s employment with the Company and its Affiliates is terminated by the Company or the employing Affiliate, as applicable, other than for Cause;

(b)	Employee terminates his employment for Good Reason, subject to the notice and cure provisions noted below; or

(c)	Employee incurs a Disability.
     To terminate Employee’s employment other than for Cause pursuant to 2(a), the Company or the employing Affiliate, as applicable, shall give Employee written notice of such termination. Such notice shall be effective 90 days following the Employee’s receipt thereof.
     Notwithstanding the preceding provisions, Employee shall not be permitted to resign employment for a Good Reason event until (i) Employee has provided to the Company notice of the existence of the good reason condition within 90 days of its initial existence and (ii) the Company has not remedied the good reason condition within a period of 30 days from the

Company’s receipt of such notice. Following the satisfaction of (i) and (ii), Employee must exercise his right to resign for Good Reason within 30 days (i.e., such Good Reason resignation must occur within 150 days of the occurrence of the good reason event), with the day immediately following the existence of the good reason condition being day “1.”
     Employee shall not be entitled to more than one Severance Payment pursuant to this Agreement.
3. Change in Control Payment. If Employee resigns from employment (subject to the notice and cure provisions noted below) with the Company and its Affiliates following a Change in Control for a “Change in Control Good Reason,” as such term is defined below, the Company shall pay to Employee the Change in Control Payment (in accordance with Section 4) and Employee’s options to acquire the Company’s stock shall become vested in full (regardless of whether the options were granted before or are granted after the date of this Agreement).
     A “Change in Control Good Reason” shall mean (i) a material diminution in the Employee’s authority, duties or responsibilities, (ii) a material diminution in the Employee’s base salary, (iii) a material change in the geographic location at which the Employee must perform services, (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, including a requirement that the Employee report to a corporate officer or employee instead of the board of directors (or similar governing body), (v) a material diminution in the budget over which the Employee retains authority, or (vi) any other event that constitutes a material breach by the Company of the agreement under which the Employee provides services.
     Notwithstanding the preceding provisions, Employee shall not be permitted to resign employment for a “Change in Control Good Reason” until (a) Employee has provided to the Company notice of the existence of the good reason condition within 90 days of its initial existence and (b) the Company has not remedied the good reason condition within a period of 30 days from the Company’s receipt of such notice. Following the satisfaction of (a) and (b), Employee must exercise his right to resign for a Change in Control Good Reason within 60 days (i.e., such Change in Control Good Reason resignation must occur within 180 days of the occurrence of the good reason event), with the day immediately following the existence of the good reason condition being day “1.”
4. Mode of Payment. The Severance Payment or Change in Control Payment, as applicable, shall be paid in a lump sum (less applicable withholdings for taxes and other withholdings required by applicable law) as soon as practicable but no later than 60 days of the occurrence of the applicable event, subject to the Company’s receipt of a release in a form reasonably satisfactory to the Company relating to employment matters. The Company will provide the form release to Employee within 5 days of the date of the event giving rise to the payment. In the event that Employee fails to execute a release within this 60 day period, he shall forfeit the Severance Payment or Change in Control Payment, as applicable. The Company’s obligation to pay the Severance Payment and the Change in Control Payment is absolute, and such payments shall not be mitigated or offset by virtue of Employee obtaining new employment or failing to seek new employment.

     Employee shall be entitled to receive pursuant to this Agreement only one of the following payments (a) the Severance Payment (Section 2), or (b) the Change in Control Payment (Section 3) (i.e., not more than one of any such payments is payable pursuant to this Agreement).
5. General.
     5.1 Dispute Resolution. The provisions of Exhibit A attached hereto shall govern any disputes arising under this Agreement. Without limiting the generality of the foregoing, if a dispute arises between the parties as to whether or not Employee has “Good Reason” or “Change in Control Good Reason” to terminate employment, Employee is not required to resign from employment with the Company or an Affiliate, as applicable, to “perfect” Employee’s right to make a claim for the Severance Payment or Change In Control Payment, as applicable, although Employee may resign from employment if Employee chooses. Such disputes shall be resolved in accordance with the provisions of Exhibit A attached hereto. If the dispute is resolved in Employee’s favor (regardless of whether pursuant to a legally binding settlement of such dispute, the Company’s concession that the amount is payable or the Company being required to make such payment pursuant to a final and nonappealable judgment or other binding decision) and it is determined that Employee has “Good Reason” or “Change in Control Good Reason” to terminate employment, then Employee will be required to terminate employment within 30 days thereof. Payment of the Severance Payment or Change In Control Payment shall be made as soon as practicable following Employee’s termination of employment but no later than 60 days thereafter, subject to the Company’s receipt of a release in a form reasonably satisfactory to the Company relating to employment matters. In the event that Employee fails to execute a release within this 60 day period, he shall forfeit the Severance Payment or Change in Control Payment, as applicable.
     5.2 Confidential Information. Employee and the Company acknowledge that Employee has, or may have, previously executed a Confidentiality and Invention Agreement which is incorporated herein by reference and shall survive Employee’s separation from employment in accordance with its terms.
     5.3 Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been received on the date delivered, if personally delivered, or the date received after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at the address for such party set forth below or at such other address as such party may designate by like notice:

     Employee:
Ronald A. Woessner
     The Company:
Zix Corporation
2711 North Haskell Avenue, Suite 2200, LB 36
Dallas, Texas 75204-2960
Attn: CEO
     5.4 Successors; Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and any successors in interest to the Company following a Change in Control. This Agreement and all rights of Employees hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     5.5 Entire Agreement; Modifications. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including the Severance Agreements) and understandings relating to the subject matter hereof. Only an instrument in writing executed by both parties may amend this Agreement. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     5.6 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     5.7 Enforcement Fees. In the event of a dispute arising under this Agreement, unless otherwise agreed by the parties in writing, each party shall pay its own costs and expenses in resolving the dispute.
     5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (excluding its conflict of laws rules).
     5.9 409A Compliance. This Agreement, as amended, is intended to be exempt from and/or comply with the requirements (and not otherwise be subject to the interest and penalty taxes of) section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder, and shall be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, in the event there is a failure under this Agreement to comply with section 409A of the Code, the Company shall have the discretion to accelerate any payment hereunder of “nonqualified deferred compensation” (within the meaning of section 409A of the Code), but only to the extent of the amount required to be included in income as a result of such failure.

ZIX CORPORATION

/s/ Richard D. Spurr

Richard D. Spurr, Chairman & CEO

Date:	12-22-08

EMPLOYEE:

/s/ Ronald A. Woessner

Date:	12-18-08

EXHIBIT A
MUTUAL ALTERNATE DISPUTE RESOLUTION AGREEMENT
     Zix Corporation and its majority-owned subsidiaries are individually and collectively referred to in this Exhibit A as the “Company.”
     A. Because this Exhibit A promotes arbitration as the exclusive final and binding method of addressing claims covered herein, the Company and Employee agree to be bound by those laws best promoting the enforceability of arbitration agreements in effect at any given time, including the Federal Arbitration Act, federal common law, and any applicable state laws promoting arbitration.
     B. Except as otherwise provided in this Exhibit A, the Company and the Employee consent and agree to the resolution, in the manner provided for in this Exhibit A, of all claims or controversies brought by the Employee against the Company or any of the Company’s current or former officers, directors, employees, or agents, or brought by the Company against the Employee (“Claims”) for which a court otherwise would be authorized by law to grant relief, that are (1) claims in any way arising out of, relating to, or associated with the Employee’s employment or termination from employment with the Company or any adverse employment action by the Company or any Company-provided benefits or compensation; (2) any other claims the Employee may have against the Company, any benefit plans of the Company or any fiduciaries, administrators, and affiliates of any benefit plan, or any of the Company’s current or former officers, directors, employees, or agents in their capacity as such; or (3) any issue concerning the formation, applicability, interpretation, or enforceability of this Exhibit A.
     The Employee acknowledges that the Claims intended to be covered by this Exhibit A include (but are not limited to) claims or controversies under or relating to: any federal, state, or local constitution, law, or regulation prohibiting discrimination, harassment, retaliation, discharge, or other adverse employment action; an alleged or actual contract; any Company policy or benefit; entitlement to wages or other compensation; and any claim for personal, emotional, physical, economic, or other injury.
     C. The only claims otherwise within the definition of Claims that are not covered by this Exhibit A are: (1) claims asserted in any administrative actions that the Employee is permitted to pursue under applicable law that are not precluded by virtue of the Employee having entered into this Exhibit A; (2) any claim by the Employee for benefits under a workers’ compensation insurance policy or for statutory unemployment compensation benefits; (3) any claim by the Employee for benefits under a Company pension or benefit plan that provides its own non-judicial final and binding dispute resolution procedure; (4) any claim by the Company for injunctive relief, specific performance and/or damages for unfair competition, use or unauthorized disclosure of confidential or proprietary information or trade secrets, use or ownership of patents, trademarks, copyrights, know-how, and other intellectual property and applications with respect to the foregoing; or (5) any claim arising under the Confidentiality and Invention Agreement signed by the Employee in connection with employment with the Company.

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     D. The arbitration will be conducted in accordance with the provisions of this Exhibit A and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the written notice of the Claim is received. A copy of AAA’s current rules can be found at www.adr.org. The arbitrator shall also have the authority to determine a motion for summary disposition of a particular claim or issue, either by agreement of all interested parties or at the request of one, provided all interested parties have reasonable opportunity to respond. An arbitrator shall be selected in the manner provided for by the AAA, except that the parties agree that the arbitrator shall (1) be an attorney licensed in the state where the arbitration is being conducted and (2) have expertise in the area of employment law. The arbitration will be held in Dallas County, Texas, the Company’s corporate headquarters.
     E. The arbitrator shall follow the law applicable to the Claim, including but not limited to, statutes of limitations, exhaustion of administrative remedies and burdens of proof, and shall have the authority to award all remedies that would be available in a court of law. The arbitrator shall issue a written decision that identifies the factual findings and principles of law upon which any award is based. Such decision shall be final and binding on the parties, and a judgment of any court having jurisdiction may be entered on the award.
     F. The Employee understands that by agreeing to submit Claims to arbitration, he or she gives up the right to seek a trial by court or jury and the right to an appeal from certain errors of the decision maker and forgoes any and all related rights he or she may otherwise have under federal and state laws. Any party who initiates litigation in violation of this Agreement will incur liability to the person(s) sued for costs and attorneys’ fees incurred in defending the Claim and enforcing the terms of this Exhibit A.
     G. In the event any provision of this Exhibit A is found by an arbitrator, arbitration organization, or court to be unenforceable, in whole or in part, the remaining provisions of this Exhibit A shall nevertheless remain enforceable, and the unenforceable provisions shall, to the extent permitted under applicable law, be modified so as to be enforceable to the maximum extent possible under applicable law or, if not subject to modification, severed and excluded from this Exhibit A. If a court, arbitrator, or arbitration organization determines that some other aspect of the arbitration process contemplated by this Exhibit A, but not addressed by the preceding sentence, would cause the Exhibit A to be invalid, unenforceable, or not subject to administration by the arbitration organization because the Employee is adversely effected in some manner, the Company shall be given the option to remedy the perceived defect in such a manner that arbitration may proceed.
     H. This Exhibit A shall survive the termination of Employee’s employment. This Exhibit A can be modified only in a writing signed by Employee and an officer of Zix Corporation that specifically states an intent to resolve or modify this Exhibit A.

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     I. EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT; THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH PRIVATE LEGAL COUNSEL AND HAS MADE USE OF THAT OPPORTUNITY TO THE EXTENT HE WISHES TO DO SO; THAT HE UNDERSTANDS ITS TERMS; THAT ALL UNDERSTANDINGS BETWEEN EMPLOYEE AND THE COMPANY RELATING TO THE SUBJECTS COVERED IN THIS EXHIBIT A ARE CONTAINED IN THIS EXHIBIT A AND THAT HE HAS ENTERED INTO THIS EXHIBIT A VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS EXHIBIT A ITSELF.

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